EXHIBIT 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES FOURTH QUARTER AND ANNUAL 2008 FINANCIAL RESULTS

HOUSTON, March 3, 2009 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the fourth quarter of 2008, which included the following highlights:

Results for the Fourth Quarter 2008  --

•	Record Production of 7.21 Bcfe, or 78,409 Mcfe/d

•	Revenue of $36.2 million

•	Net Loss of $66.2 million, or Adjusted Net Income of $6.4 million before non-cash net charges noted below

•	EBITDA, as defined below, of $31.9 million

Production volumes during the three months ended December 31, 2008 were 7.21 Bcfe, 28 percent higher compared to 5.64 Bcfe during the fourth quarter of 2007.  The increase was largely due to new production contributions from the Barnett Shale play.  Revenues for the three months ended December 31, 2008 were $36.2 million, as compared to $40.0 million during the quarter ended December 31, 2007.  The decrease in revenues was primarily driven by lower realized oil and natural gas prices, partially offset by increased production.  Carrizo’s average oil sales price decreased 36 percent to $57.80 per barrel compared to $90.68 per barrel for the fourth quarter of 2007 and the average natural gas sales price decreased 26 percent to $4.84 per Mcf compared to $6.55 per Mcf for the fourth quarter of 2007.  The above prices exclude the cash effect of hedging activities.  Results including the cash effect of hedges are presented in the table below.

For the quarter ended December 31, 2008, the Company reported adjusted net income of $6.4 million, or $0.21 per basic and diluted share, excluding a net $72.6 million non-cash, after–tax expense, comprised of (1) a non-cash impairment of oil and natural gas properties of $90.1 million, (2) a mark-to-market unrealized gain of $18.4 million on derivatives and (3) stock compensation expense of $0.9 million.  The Company reported a net loss of $66.2 million, or $(2.17) per basic and diluted share, for the quarter ended December 31, 2008, as compared to net income of $5.6 million, or $0.20 per basic and diluted share, for the same quarter during 2007.

EBITDA (earnings before interest, income tax, depreciation, amortization expenses, impairment of oil and natural gas properties and certain other items) during the fourth quarter of 2008 was $31.9 million, or $1.04 and $1.03 per basic and diluted share, respectively, as compared to $30.0 million, or $1.08 and $1.05 per basic and diluted share, respectively, during the fourth quarter of 2007.

Lease operating expenses (excluding production taxes) were $9.4 million (or $1.31 per Mcfe) during the three months ended December 31, 2008 as compared to $6.0 million (or $1.07 per Mcfe) for the fourth quarter of 2007. The increased per unit costs are largely attributable to  higher transportation, saltwater disposal and compression costs in the Barnett Shale and higher ad valorem taxes.

Depreciation, depletion and amortization expenses (“DD&A”) were $16.4 million during the three months ended December 31, 2008 ($2.28 per Mcfe) as compared to $12.9 million ($2.28 per Mcfe) during the fourth quarter of 2007.  The increase in DD&A expense was due primarily to increased production.

The significant decline in oil and natural gas prices, indicated by average prices of $4.99 per Mcf for natural gas and $40.12 per Bbl for oil on December 31, 2008, caused the discounted present value (discounted at 10 percent) of future net cash flows from proved oil and gas reserves to fall below the net book basis in the proved oil and gas properties.  This resulted in a non-cash ceiling test write-down at the end of the fourth quarter of 2008 of $138.6 million ($90.1 million after tax).

General and administrative expenses (“G&A”) increased to $4.1 million during the three months ended December 31, 2008 from $3.4 million during the same quarter of 2007 mainly due to higher legal and professional fees.

Non-cash stock-based compensation expense was $1.4 million ($0.9 million after tax) for the three months ended December 31, 2008 compared to $1.9 million ($1.2 million after tax) for the same period in 2007.  The decrease was due primarily to declining stock prices in 2008 partially offset by additional issuances of restricted shares during 2008.

A $37.9 million net gain on derivatives was recorded for the fourth quarter 2008  comprised of (1) $28.2 million ($18.4 million after tax) for the unrealized marked-to-market, non-cash gain on oil and natural gas derivatives and (2) a $9.7 million gain for cash settled oil and natural gas derivatives.

Interest expense, net of amounts capitalized, was $2.4 million for the three months ended December 31, 2008 compared to $3.3 million for the three months ended December 31, 2007.  The decrease is primarily attributable to an increase in the interest expense that was capitalized due to the proportionate increase in the unevaluated property balance.

Results for the Year Ended 2008 --

•	Record Production of 25.6 Bcfe, or 70,032 Mcfe/d

•	Record Revenue of $210.1 million

•	Net Loss of $17.9 million, or Adjusted Net Income of $54.9 million before non-cash net charges noted below

•	Record EBITDA, as defined below, of $154.1 million

Production volumes for the year ended December 31, 2008 were a record 25.6 Bcfe, 47 percent higher than the 17.5 Bcfe produced in 2007.  Revenues for the year ended December 31, 2008 were $210.1 million, an increase of 67 percent from 2007 revenues of $125.8 million. The increase in revenues was primarily driven by higher production and commodity prices.  Carrizo’s average natural gas sales price for 2008 increased 15% to $7.80 per Mcf compared to $6.77 per Mcf for 2007, and the average oil sales price for 2008 increased 40% to $99.74 per barrel from $71.42 per barrel for 2007.  The above prices exclude the cash effect of hedging activities.  Results including the cash effect of hedges are presented in the table below.

For the year ended December 31, 2008, the Company reported adjusted net income of $54.9 million, or $1.83 and $1.80 per basic and diluted share, respectively, excluding the $72.8 million of non-cash, after-tax loss, comprised of (1) the non-cash impairment of oil and natural gas properties of $90.1 million, (2) the $3.7 million non-cash loss on early extinguishment of debt under the second lien credit facility, (3) the non-recurring $2.2 million loss on cash settled interest rate swaps associated with the early termination of the second lien credit facility, (4) a mark-to-market unrealized gain of $26.9 million on derivatives and (5) stock compensation expense of $3.7 million.  The Company reported a net loss of $(17.9) million, or $(0.60) per basic and diluted share, for the year ended December 31, 2008, as compared to net income of $15.5 million, or $0.59 and $0.57 per basic and diluted share, respectively, for 2007.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items including the impairment of oil and natural gas properties, the mark-to-market gain on derivatives and the loss on early extinguishment of the second lien credit facility in May 2008) for 2008 was $154.1 million, or $5.13 and $5.04 per basic and diluted share, respectively, as compared to $93.0 million, or $3.54 and $3.43 per basic and diluted share, respectively, during 2007.

Lease operating expenses (excluding production taxes) increased to $32.7 million (or $1.28 per Mcfe) during the year ended 2008 as compared to $20.3 million (or $1.16 per Mcfe) for the same period of 2007 largely due to our Barnett Shale operations, comprised of the increased production and well count, and also in part to higher transportation costs and higher ad valorem taxes.

Depreciation, depletion and amortization expenses (“DD&A”) were $58.3 million for 2008 ($2.27 per Mcfe) as compared to $41.9 million ($2.40 per Mcfe) during the same period of 2007.  The increase in DD&A expense was due largely to increased production partially offset by a decrease in the DD&A rate primarily due to lower overall finding costs of new reserves added in 2008.

General and administrative expenses (“G&A”) increased to $17.6 million during 2008 from $14.2 million during 2007.  The increase in G&A was due primarily to increased head count, employee-related costs and increased legal and professional fees.

Non-cash, stock-based compensation expense was $6.0 million ($3.7 million after tax) for the year ended December 31, 2008 compared to $4.9 million ($3.2 million after tax) for the prior year.

The net gain on derivatives was $37.5 million for the year ended December 31, 2008, comprised of (1) $41.3 million ($26.9 million after tax) for the unrealized marked-to-market, non-cash gain on derivatives ($38.6 million gain on oil and gas derivatives and $2.7 million gain on interest rate swaps), (2) a $0.5 million net loss for cash settled derivatives ($0.7 million gain for oil and gas derivatives and $1.2 million loss on interest rate swaps) and (3) a non-recurring $3.3 million loss on the settlement of the interest rate swaps in connection with the early termination of the second lien credit facility.

Interest expense, net of amounts capitalized, was $7.9 million for the year ended December 31, 2008 compared to $14.7 million for the same period in 2007.  The decrease was primarily attributable to the lower effective interest rates and higher overall amounts capitalized due to an increase in unevaluated properties, partially offset by increased borrowings.

S.P. “Chip” Johnson IV, Carrizo’s President and Chief Executive Officer, commented, “We had an outstanding year in 2008 with record operating results in production, reserves, revenue, and cash flow.  We had success in adding to our Southeast Tarrant and Denton County Barnett Shale acreage position and built an impressive leasehold in the Marcellus Shale of over 91,000 net acres as part of our joint venture with Avista Capital Partners.  During the course of the year we improved the company’s financial strength by conducting a secondary equity offering, issuing convertible notes and expanding the borrowing capacity of our first lien credit facility.”

“Due to the current low natural gas pricing environment, we made the decision to restrict our 2009 capital expenditure budget to remain in line with our cash flow.  This strategy should allow us to maintain our debt at a manageable level while controlling our exposure to the risk associated with lenders and leverage in these uncertain times.  Our focus has shifted from rapidly growing our production, leasehold and reserves, to demonstrating financial discipline and preserving liquidity and the value of our assets.  We intend to optimize our drilling and production efficiencies and maintain our staff and technical capabilities in order to be able to continue to exploit our enormous asset base in the Barnett and Marcellus shales once the pricing environment improves.”

The company will host a conference call to discuss 2008 fourth quarter and full year financial results on Tuesday, March 3, 2009 at 10:00 AM Central Standard Time.  To participate in the call, please dial (800) 954-0601 ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, March 10, 2009 at (800) 633-8284.  The conference ID for the replay is 21416380.

A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=141979 or by visiting our website at http://www.crzo.net/ clicking on "Links" and then clicking on "2008 Earnings Conference Call Webcast". To listen please go to either website in time to register and install any necessary software.  The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Barnett Shale in North Texas and in proven onshore trends along the Texas and Louisiana Gulf Coast regions.  Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.  Carrizo also controls large acreage positions in other productive shale resource plays including the Fayetteville and Marcellus.

Statements in this news release, including but not limited to those relating to reserves, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including, level of debt, exposure to risk associated with lenders and leverage, preservation of drilling and production efficiencies, maintenance of staff and technical capabilities, exploitation of assets in the Barnett and Marcellus Shales, timing of completion and drilling of wells, completion and pipeline connections and other statements that are not historical facts are forward looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward looking statements include market and other conditions, capital needs and uses, commodity price changes, effects of the global financial crisis on exploration activity, dependence on exploratory drilling activities, operating risks, land issues, compliance with covenants, future ceiling test write-downs, the availability of debt and other financing, availability of capital and equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2007, and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31, 2008		DECEMBER 31,
	2008	2007	2008	2007

Oil and natural gas revenues	$36,207,174	$39,980,926	$210,106,411	$125,788,530

Costs and expenses:
Lease operating expenses	9,441,926	6,012,644	32,743,402	20,301,881
Production tax	395,306	1,446,702	5,141,270	4,360,018
Depreciation, depletion and amortization	16,436,911	12,865,684	58,310,791	41,899,066
Impairment of oil and natural gas properties	138,591,038	-	138,591,038	-
General and administrative expenses	4,113,719	3,443,069	17,640,018	14,213,446
Accretion expense related to asset retirement obligations	(20,332)	109,646	153,483	374,278
Bad debt expense	-	34,428	(166,246)	(208,711)
Stock-based compensation expense	1,404,387	1,856,849	5,951,829	4,907,107

Total costs and expenses	170,362,955	25,769,022	258,365,585	85,847,085

Operating income (loss)	(134,155,781)	14,211,904	(48,259,174)	39,941,445

Mark-to-market gain (loss) on derivatives, net	28,205,044	(2,701,554)	41,345,470	(7,376,884)
Realized gain (loss) on derivatives, net	9,650,457	1,048,790	(506,199)	6,010,964
Loss on asset sale	-	-	(3,675)	-
Gain on asset retirement obligation	-	47,910	-	47,910
Other income and expenses, net	(44,940)	(179,778)	21,301	81,781
Interest income	17,411	106,193	268,801	691,731
Interest expense, net of amounts capitalized (1)	(2,423,174)	(3,310,484)	(7,905,232)	(14,685,277)
Loss on early extinguishment of second lien debt	-	-	(5,689,334)	-
Loss on interest rate swap settlement on second lien debt	-	-	(3,340,003)	-

Income (loss) before income taxes	(98,750,983)	9,222,981	(24,068,045)	24,711,670

Income tax expense (benefit)	(32,530,125)	3,579,365	(6,128,802)	9,242,970

Net income (loss)	$(66,220,858)	$5,643,616	$(17,939,243)	$15,468,700

ADJUSTED net income	$6,442,890	$8,628,957	$54,900,074	$23,317,632

EBITDA (see table below)	$31,861,740	$29,947,523	$154,096,823	$93,005,930

Basic net income (loss) per common share	$(2.17)	$0.20	$(0.60)	$0.59

Diluted net income (loss) per common share	$(2.17)	$0.20	$(0.60)	$0.57

ADJUSTED basic net income per common share (2)	$0.21	$0.31	$1.83	$0.89

ADJUSTED diluted net income per common share (2)	$0.21	$0.30	$1.80	$0.86

Basic weighted average common shares outstanding	30,510,494	27,625,461	30,010,040	26,286,766

Diluted weighted average common shares outstanding	30,918,655	28,461,076	30,565,986	27,119,900

______________________________
(1) Interest expense, net of amounts capitalized, consists of the following:

Gross interest expense	$(6,852,077)	$(6,702,801)	(23,546,021)	(26,403,360)
Capitalized interest	4,428,903	3,392,317	15,640,789	11,718,083

(2) Excludes the impact of the non-cash impairment of oil and natural gas properties, non-cash mark-to-market gain (loss) on derivatives, non-cash stock-based compensation, non-cash bad debt expense, loss on early extinguishment of debt and loss on interest rate swap settlement on Second Lien debt

(more)

CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED		YEAR ENDED
Reconciliation of Net Income (Loss) to EBITDA	DECEMBER 31,		DECEMBER 31,
	2008	2007	2008	2007

Net Income (loss)	$(66,220,858)	$5,643,616	$(17,939,243)	$15,468,700

Adjustments:
Depreciation, depletion and amortization	16,436,911	12,865,684	58,310,791	41,899,066
Unrealized mark-to-market (gain) loss on derivatives	(28,205,044)	2,701,554	(41,345,470)	7,376,884
Gain on asset retirement obligation	-	(47,910)	-	(47,910)
Impairment of oil and natural gas properties	138,591,038	-	138,591,038	-
Interest expense, net of amounts capitalized and interest income	2,405,763	3,204,291	7,636,431	13,993,546
Income tax expense (benefit)	(32,530,125)	3,579,365	(6,128,802)	9,242,970
Loss on asset sale	-	-	3,675	-
Stock based compensation expense	1,404,387	1,856,849	5,951,829	4,907,107
Bad debt expense	-	34,428	(166,246)	(208,711)
Accretion expense related to asset retirement obligations	(20,332)	109,646	153,483	374,278
Loss on early extinguishment of second lien debt	-	-	5,689,334	-
Loss on interest rate swap settlement on second lien debt	-	-	3,340,003	-

EBITDA, as defined	$31,861,740	$29,947,523	$154,096,823	$93,005,930

EBITDA per basic common share	$1.04	$1.08	$5.13	$3.54

EBITDA per diluted common share	$1.03	$1.05	$5.04	$3.43

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	42,666	58,620	186,459	240,789
Natural gas (Mcf)	6,957,656	5,289,491	24,513,112	16,042,174
Natural gas equivalent (Mcfe)	7,213,652	5,641,211	25,631,866	17,486,908

Average sales prices-

Oil and condensate (per Bbl)	$57.80	$90.68	$99.74	$71.42
Oil and condensate (per Bbl) - with hedge impact	$76.44	$83.66	$98.20	$69.71
Natural gas (per Mcf)	$4.84	$6.55	$7.80	$6.77
Natural gas (per Mcf) - with hedge impact	$6.11	$6.84	$7.84	$7.16
Natural gas equivalent (per Mcfe)	$5.01	$7.09	$8.19	$7.19

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